Exhibit 35.5

1123 Servicer Compliance Statement

Transactions Listed With SEC

I, Michael C. Koster, Executive Vice President of TIAA, FSB, certify that:

(a)

A review of TIAA, FSB (the “Servicer”) activities during the period ending December 31, 2018, (“Reporting Period”) and of its performance under the applicable servicing agreement as identified on Schedule A has been made under my supervision.

(b)	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the applicable servicing agreement in all material respects throughout the Reporting Period.

February 25, 2019

By:
Name:	Michael C. Koster

Title:	Executive Vice President

Schedule A

Transactions Listed with the SEC 2018

Deals in full compliance

Security or Deal	Full Deal Name	Master Servicer of Trustee or Investor

SEMT Trust 2013-1	Sequoia Mortgage Trust 2013-1	Master Servicer – Wells Fargo Bank Trustee – Christina Trust Securities Administrator – Citibank Depositor – Redwood Residential Acquisition Corp.